Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Universal Health Services, Inc. of our report dated February 28, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information included in Note 13 as to which the date is April 1, 2011, relating to the financial statements, and the effectiveness of internal control over financial reporting of Universal Health Services, Inc., which appears in Universal Health Services, Inc. Current Report on Form 8-K dated April 1, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

April 1, 2011